EXHIBIT 99.1
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CONTACT:
     Paul D. Baker
     Comverse Technology, Inc.
     170 Crossways Park Drive
     Woodbury, NY 11797
     (516) 677-7226

               COMVERSE TECHNOLOGY, INC. COMPLETES ACQUISITION OF
                        LORONIX INFORMATION SYSTEMS, INC.

  LORONIX'S NETWORKED DIGITAL VIDEO MANAGEMENT SYSTEMS AND LIVE INTERNET VIDEO
   STREAMING TECHNOLOGY TO BE LEVERAGED WITH COMVERSE'S VOICE, FAX, AND DATA
                             PROCESSING LEADERSHIP


WOODBURY, NY, JULY 17, 2000 - Comverse Technology, Inc. (NASDAQ: CMVT), the world's leading supplier of software and systems enabling enhanced services for wireless and wireline network operators, and a leader in digital recording and monitoring systems for contact centers, e-commerce and CRM (Customer Relationship Management) applications, today announced it has completed the acquisition of Loronix Information Systems, Inc., (formerly NASDAQ: LORX) a leading developer of software-based digital video recording and management systems.

The tax-free, stock-for-stock transaction, will be accounted for as a pooling of interests. As a result of the acquisition, each share of Loronix common stock is converted into 0.385 of a share of Comverse Technology common stock, resulting in approximately 1,995,000 newly-issued Comverse shares. Comverse has also assumed Loronix's outstanding options.

Loronix, based in Durango, Colorado, is a leader in the supply of software-based digital video management systems based on its core technologies in areas including video recording, storage, networking and live Internet video streaming technology. These systems are used in a variety of applications and industries.

Kobi Alexander, Chairman, President, and CEO of Comverse Technology, Inc., said, "Loronix is a technology and market leader in the field of software-based digital video recording, storage, compression, networking and real-time streaming. We believe video communications processing is a fast growing area that is a logical extension to our leadership position in voice, fax, and data communications processing."

Dan Bodner, CEO of Comverse Infosys, Inc. said "The addition of digital video recording to our digital voice, data and e-commerce recording will provide our customers with complete multi-media solutions for contact centers, CRM and other applications."

David Ledwell, CEO of Loronix, said "Comverse has a reputation as one of the world's finest, most innovative, and best managed high technology companies.

Comverse has a large and growing base of customers throughout its organization. We believe that Comverse's established position in the telecommunications and call center markets will open up many opportunities for Loronix's products and technologies."

Loronix will continue to operate from its existing facility. Current Loronix management will continue to head-up its operations.

ABOUT LORONIX INFORMATION SYSTEMS, INC.

Headquartered in Durango, Colorado, Loronix Information Systems develops, markets, sells and supports a family of software-based digital video recording and identification management systems. Loronix is the world leader in networked digital video management solutions with an extensive installed base of Internet-enabled digital video recorders.

ABOUT COMVERSE INFOSYS, INC.

Comverse Infosys, Inc., based in Woodbury, New York is a world leader in the development, manufacture and marketing of award-winning digital recording and monitoring systems with multiple applications for contact centers, public network providers, government and law enforcement agencies.The company's products are installed in financial institutions, customer service centers, telemarketing centers, and other contact centers worldwide. Comverse Infosys has a global presence with sales and support services across the U.S. and in 45 countries including Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, Netherlands, Singapore and the United Kingdom. Comverse Infosys is a subsidiary of Comverse Technology, Inc., an S&P 500 and NASDAQ-100 Index Company and the world's largest provider (through its Comverse Network Systems Division) of systems and software enabling enhanced services for wireless and wireline communications network operators. For more information on Comverse Infosys, Inc., visit Comverse at http://www.cominfosys.com.

ABOUT COMVERSE TECHNOLOGY, INC.

Comverse Technology, Inc., headquartered in Woodbury, New York, designs, develops, manufactures and markets computer and telecommunications systems and software for communications and information processing applications. Comverse's Network Systems Division's products include: multimedia enhanced services systems and software, which are currently used by more than 330 wireless and wireline telecommunications network operators to provide revenue-generating services such as call answering, wireless data and Internet-based information services, prepaid wireless services, mailbox-to-mailbox messaging, Internet-based unified messaging (voice, fax, and email in a single mailbox), interactive voice response, virtual phone/fax, one-touch call return, personal number service, call screening/caller introduction, voice-controlled web portal and other speech recognition-based services, Internet messaging, Internet call waiting, and other personal communication services. Comverse's Infosys Division's products include: multiple channel, multimedia digital monitoring systems marketed to law enforcement and intelligence agencies; and multiple channel, multimedia digital recording, logging, and quality monitoring systems marketed to call centers, financial institutions and other organizations. Comverse's Ulticom Division's products include: network software and middleware for communications signaling, such as Signaling System #7 (SS7). Comverse Technology is an S&P 500 and NASDAQ-100 Index company. Visit Comverse Technology's web site at http://www.comverse.com.

Statements in this release concerning Comverse's or Loronix's future prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates.


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

Important factors that could cause actual results to differ materially include the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either Comverse, Loronix or their competition; risks associated with rapidly changing technology and the ability of Comverse and/or Loronix to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which Comverse and/or Loronix operate; risks associated with government business; risks associated with significant foreign operations and international sales, including fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; risks associated with Comverse's and/or Loronix's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. These risks and uncertainties, as well as others, are discussed in greater detail in the filings of Comverse and Loronix with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and their subsequent Quarterly Reports on Form 10-Q. Each company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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